EXHIBIT 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

The table below sets forth our significant subsidiaries as of 31 March 2017, all of which are 100% owned by James Hardie Industries plc, either directly or indirectly.

Name of Company	Jurisdiction of Establishment	Jurisdiction of Tax Residence
James Hardie 117 Pty Ltd	Australia	Australia
James Hardie Australia Pty Ltd	Australia	Australia
James Hardie Building Products Inc.	United States	United States
James Hardie Europe B.V.	Netherlands	Netherlands
James Hardie Finance Holdings 1 Ltd	Bermuda	Ireland
James Hardie Holdings Ltd	Ireland	Ireland
James Hardie International Finance Designated Activity Company	Ireland	Ireland
James Hardie International Group Ltd	Ireland	Ireland
James Hardie International Holdings Ltd	Ireland	Ireland
James Hardie New Zealand	New Zealand	New Zealand
James Hardie NZ Holdings	New Zealand	New Zealand
James Hardie NZ Holdings Ltd	Bermuda	New Zealand
James Hardie North America Inc.	United States	United States
James Hardie NV	Netherlands	Netherlands
James Hardie Philippines Inc.	Philippines	Philippines
James Hardie Research (Holdings) Pty Ltd	Australia	Australia
James Hardie Research Pty Ltd	Australia	Australia
James Hardie Research USA LLC	United States	United States
James Hardie Technology Ltd	Bermuda	Ireland
James Hardie U.S. Investments Sierra Inc.	United States	United States
RCI Holdings Pty Ltd	Australia	Australia